UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-13729

                             R&B FALCON CORPORATION
             (Exact name of registrant as specified in its charter)

                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
                                 (713) 232-7500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
        RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule  12g-4(a)(1)(i)  [x]      Rule  12h-3(b)(1)(ii) [ ]
        Rule  12g-4(a)(1)(ii) [ ]      Rule  12h-3(b)(2)(i)  [ ]
        Rule  12g-4(a)(2)(i)  [ ]      Rule  12h-3(b)(2)(ii) [ ]
        Rule  12g-4(a)(2)(ii) [ ]      Rule  15d-6           [ ]
        Rule  12h-3(b)(1)(i)  [x]

          Approximate number of holders of record as of the certification or notice date: one (1)


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          Pursuant  to  the requirements of the Securities Exchange Act of 1934,
R&B Falcon Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             R&B FALCON CORPORATION



                                             By:    /s/ ERIC B. BROWN
                                                   ---------------------------
                                             Name:  Eric B. Brown
                                             Title: Vice President and Secretary

Date:  March  28, 2002
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